As filed with the Securities and Exchange Commission on June 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PHOTRONICS, INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-0854886
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Secor Road

Brookfield, Connecticut 06804

(203) 775-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edwin L. Lewis

Vice President, Secretary and General Counsel

15 Secor Road

Brookfield, Connecticut 06804

(203) 775-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Danielle Carbone Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000	Alan Dean Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Registration Statement is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Registration Statement is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit or share (4)	Proposed maximum aggregate offering price (5)(6)	Amount of registration fee
Debt securities (1) and common stock (2)	$265,000,000	—	$265,000,000	$31,191
Common stock (3)	$10,000,000	—	$10,000,000	$1,177

(1)	Such presently indeterminate principal amount of debt securities as may, from time to time, be issued by Photronics, with an aggregate initial offering price not to exceed $265,000,000.
(2)	Such indeterminate number of shares of common stock as may, from time to time, be issued by Photronics at indeterminate prices, with an aggregate initial offering price not to exceed $265,000,000, including common stock issuable upon conversion, exchange or exercise of other securities of Photronics.
(3)	Includes such indeterminate number of shares of common stock as may, from time to time, be sold at indeterminate prices, with an aggregate initial offering price not to exceed $10,000,000 by the selling stockholder named in this Registration Statement.
(4)	Omitted pursuant to General Instruction II.D. of Form S-3.
(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(6)	Exclusive of accrued interest, if any.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholder is soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated June 13, 2005

$275,000,000

Photronics, Inc.

Common Stock

Debt Securities

We may offer and sell from time to time up to $265,000,000 of the securities and the selling stockholder named in this prospectus may offer and sell from time to time up to $10,000,000 of shares of our common stock. We will not receive any proceeds from any sale of common stock by the selling stockholder. This prospectus contains summaries of the general terms of these securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer the securities and the selling stockholder may offer the common stock in amounts, at prices and on terms determined by market conditions at the time of the offering. The names of any underwriters, dealers or agents involved in the sale of the securities and their compensation will be described in the applicable prospectus supplement.

Our common stock is quoted on the NASDAQ National Market under the trading symbol “PLAB.” The applicable prospectus supplement will contain information, where applicable, as to any listing on the NASDAQ National Market or any securities exchange of the securities covered by the prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

An investment in our securities involves risks. You should carefully consider the information set forth in “ Risk Factors” beginning on page 7 of this prospectus and in the applicable prospectus supplement before investing in any securities that may be offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2005.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not, and the selling stockholder has not, authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the selling stockholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or any incorporated documents is accurate only as of the date of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Other than in the section captioned “Description of Debt Securities,” in this prospectus “Photronics,” “our company,” “we,” “us,” and “our” refer to Photronics, Inc. and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total amount of $265,000,000:

•	our shares of common stock; and

•	our debt securities.

In addition, under this shelf process, the selling stockholder named in this prospectus may sell from time to time shares of common stock up to a total amount of $10,000,000.

The terms of these securities will be determined at the time of the offering.

This prospectus provides you with a general description of the securities that we and the selling stockholder may offer. Each time we or the selling stockholder sell these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus or the documents incorporated by reference and, accordingly, to the extent inconsistent, information in this prospectus or the documents incorporated by reference is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, the initial public offering price, the price paid to us or the selling stockholder for the securities, any net proceeds to us or the selling stockholder and the other specific terms related to the offering of these securities.

For more detail on the terms of these securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy materials that we have filed with the SEC at its Public Reference Room at Station Place, 100 F Street, N.W., Washington, D.C. 20549.

You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the SEC at 1-800-SEC-0330.

Our common stock is quoted on the Nasdaq National Market under the symbol “PLAB,” and our SEC filings can also be read at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we and the selling stockholder are offering by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the selling stockholder and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or incorporated by reference from documents subsequently filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and any related exhibits) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of the filing of this registration statement and prior to its effectiveness and until all of the securities to which this prospectus relates has been sold:

•	Our Annual Report on Form 10-K for our fiscal year ended October 31, 2004.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended January 30, 2005.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended May 1, 2005.

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on March 4, 1987, including any amendment or report filed for purposes of updating this description.

•	Our Current Reports on Form 8-K and 8-K/A filed on January 6, 2005, January 21, 2005, January 28, 2005, February 16, 2005, February 22, 2005 and May 13, 2005, except any portion of any Current Report furnished under Item 2.02 or Item 7.01 and any related exhibits.

You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (203) 775-9000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard Time:

Photronics, Inc.

Investors Relations Department

15 Secor Road

Brookfield, CT 06804

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD-LOOKING INFORMATION

Statements contained in this prospectus, including the documents that are incorporated by reference as set forth in “Where You Can Find More Information,” that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

OUR COMPANY

We are one of the world’s leading manufacturers of photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits. Photomasks are a key element in the manufacture of semiconductors and flat panel displays. Photomasks are used as masters to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits and a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. We operate principally from nine manufacturing facilities, three of which are located in the United States, three in Europe, and one in Korea, Singapore and Taiwan.

Photronics, Inc. is a Connecticut corporation organized in 1969. Our principal executive offices are located at 15 Secor Road, Brookfield, Connecticut 06804 and our telephone number is (203) 775-9000. Our website can be found at http://www.photronics.com. Information contained in our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with the other information contained in this prospectus and the accompanying prospectus supplement and the documents incorporated by reference in this prospectus before buying our securities. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. Some of the statements in “Risk Factors” are forward-looking statements. See “Forward Looking Information.”

Risks Relating to Our Business

We are dependent on the semiconductor industry, which, as a whole, is volatile.

We sell substantially all of our photomasks to semiconductor designers, manufacturers and foundries, as well as to other high performance electronics manufacturers. We believe that the demand for photomasks depends primarily on design activity rather than sales volume from products using photomask technology. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask sales. In addition, the reduced use of customized integrated circuits, a reduction in design complexity or other changes in the technology or methods of manufacturing or designing semiconductors or a slowdown in the introduction of new semiconductor designs could reduce demand for photomasks even if demand for semiconductors increases. Further, advances in design and production methods for semiconductors and other high performance electronics could reduce the demand for photomasks. Historically, the semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. The semiconductor industry suffered a severe downturn from 2001 until 2003, which had a significant impact on our net sales and operating results.

Our sales of photomasks for use in fabricating high-performance electronic products such as flat-panel displays, have increased and our results may suffer if these new markets do not grow for us or if we are unable to serve these new markets successfully. As is the case with semiconductor photomask demand, we believe that demand for photomasks for flat panel displays depends primarily on design activity, and to a lesser extent upon an increase in the number of production facilities used to manufacture flat panel displays. As a result, an increase in flat panel display sales will not necessarily lead to a corresponding increase in photomask sales. The technology for fabricating flat panel displays continues to develop in order to increase the size and improve the resolution of flat panel displays. A slowdown in the development of new technologies for fabricating flat panel displays could reduce the demand for related photomasks even if demand for flat panel displays increases.

Our quarterly operating results fluctuate significantly and may continue to do so in the future.

We have experienced fluctuations in our quarterly operating results and we anticipate that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the prices of our securities, particularly our common stock and securities linked to the value of our common stock. Operating results may fluctuate as a result of many factors, including size and timing of orders and shipments, loss of significant customers, product mix, technological change, fluctuations in manufacturing yields, competition and general economic conditions. We operate in a high fixed cost environment and to the extent our revenues and asset utilization increase or decrease, operating margins will be positively or negatively impacted. Our customers generally order our products on an as needed basis, and substantially all of our net sales in any quarter are dependent on orders received during that quarter. Since we operate with little backlog and the rate of new orders may vary significantly from month to month, our capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and our operating results would be adversely affected. Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, in future quarters our operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market prices of our common stock and of the debt securities.

We incurred net losses in fiscal 2003 and fiscal 2002 and we may incur additional future net losses.

We incurred net losses of $4.9 million in fiscal 2002 and $48.2 million in fiscal 2003. These net losses were incurred primarily due to the severe downturn experienced by the semiconductor industry beginning in 2001 and also reflect the consolidation, restructuring and related charges we took in response thereto. Although we returned to profitability in the quarter ended August 3, 2003 and have remained profitable in all subsequent quarters, we cannot assure you whether we will be able to sustain such profitability.

Our industry is subject to rapid technological change and we might fail to remain competitive.

The photomask industry has been and is expected to continue to be characterized by technological change and evolving industry standards. In order to remain competitive, we will be required to continually anticipate, respond to and utilize changing technologies of increasing complexity in both traditional and emerging markets that we serve. In particular, we believe that, as semiconductor geometries continue to become smaller and flat panel displays become larger with improved performance, we will be required to manufacture increasingly complex photomasks. Additionally, demand for photomasks has been, and could in the future be adversely affected by changes in methods of fabricating semiconductors and high performance electronics (that could affect the type or quantity of photomasks utilized), such as changes in semiconductor demand that favor field programmable gate arrays and other semiconductor designs that replace application-specific integrated circuits. Additionally, increased market acceptance of alternative methods of imaging circuit designs onto semiconductor wafers, such as direct-write lithography, could reduce or eliminate the need for photomasks entirely in the production of semiconductors. Through the first six months of fiscal 2005, direct-write lithography has not been proven to be a commercially viable alternative to photomasks, as it is considered too slow for high volume semiconductor wafer production. However, should direct-write or any other alternative methods of transferring integrated circuit designs to semiconductor wafers without the use of photomasks achieve market acceptance, our business and results of operations would be materially adversely affected. If we are unable to anticipate, respond to or utilize these or other changing technologies, due to resource, technological or other constraints, our business and results of operations could be materially adversely affected.

Our operations will continue to require substantial capital, which we may not be able to obtain.

The manufacture of photomasks requires substantial investments in high-end manufacturing capability at existing and new facilities. We expect that we will be required to continue to make substantial capital expenditures to meet the technological demands of our customers and to position our company for future growth. Our anticipated capital expenditures for fiscal 2005 are expected to be in the range of $105 million to $125 million. We cannot assure you that we will be able to obtain the additional capital required in connection with our operations on reasonable terms, if at all, or that any such expenditures will not have a material adverse effect on our business and results of operations.

We have been dependent on sales to a limited number of large customers; the loss of any of these customers or any reduction in orders from these customers could materially affect our sales.

Historically, we have sold a significant proportion of our products and services to a limited number of semiconductor manufacturers and, more recently, to service a growing demand from flat panel display manufacturers. During fiscal 2004, one customer, Samsung Electronics Co., Ltd, accounted for approximately

18% of our net sales. Our five largest customers, in the aggregate, accounted for 40% of net sales in fiscal 2004 and 36% in each of fiscal 2003 and 2002. None of our customers has entered into a long-term agreement with us requiring it to purchase our products. The loss of a significant customer or any reduction or delay in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns, or market, economic or competitive conditions in the semiconductor or flat panel display industries, could have a material adverse effect on our financial performance and business prospects. The continuing consolidation of semiconductor manufacturers may increase the likelihood and adverse effect of losing a significant customer.

We depend on a small number of suppliers for equipment and raw materials and, if our suppliers do not deliver their products to us, we may be unable to deliver our products to our customers.

We rely on a limited number of photomask equipment manufacturers to develop and supply the equipment we use. These equipment manufacturers currently require lead times of approximately 10 to 14 months between the order and the delivery of certain photomask imaging and inspection equipment. The failure of such manufacturers to develop or deliver such equipment on a timely basis could have a material adverse effect on our business and results of operations. Further, we rely on equipment manufacturers to develop future generations of manufacturing equipment to meet our requirements. In addition, the manufacturing equipment necessary to produce advanced photomasks could become prohibitively expensive.

We use high precision quartz photomask blanks, pellicles (which are protective transparent cellulose membranes) and electronic grade chemicals in our manufacturing processes. There are a limited number of suppliers of these raw materials, and we have no long-term contracts for the supply of these raw materials. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in shipments of photomasks, which could adversely affect our business and results of operations. The fluctuation of exchange rates with respect to prices of significant raw materials used in manufacturing also could have a material adverse effect on our business and results of operations, although they have not been material to date.

We face risks associated with manufacturing difficulties.

Our complex manufacturing processes require the use of expensive and technologically sophisticated equipment and materials and are continuously modified in an effort to improve manufacturing yields and product quality. Minute impurities, defects or other difficulties in the manufacturing process can lower manufacturing yields and make products unmarketable. Moreover, manufacturing leading-edge photomasks is more complex and time-consuming than manufacturing less advanced photomasks, and may lead to general delays in the manufacturing of all levels of photomasks. We have, on occasion, experienced manufacturing difficulties and capacity limitations that have delayed our ability to deliver products within the time frames contracted for by our customers. We cannot assure you that we will not experience these or other manufacturing difficulties, or be subject to increased costs or production capacity constraints in the future, any of which could result in a loss of customers or could otherwise have a material adverse effect on our business and results of operations.

We are commencing construction of two new photomask manufacturing facilities, one in Taichung, Taiwan and one in Shanghai, China. Completion of these facilities is expected in calendar year 2006. We have experienced in the past difficulties and delays in ramping up new production facilities. We cannot assure you that these new facilities will be completed on a timely basis or that we will not experience difficulties or delays in ramping up their production.

Our prior and future acquisitions may entail certain operational and financial risks.

We have made significant acquisitions throughout our history. Recent acquisitions have focused on building out our manufacturing presence in Asia, including our acquisition of PSMC, a Taiwanese photomask manufacturer, in 2000 and PK Ltd., a Korean photomask manufacturer, in 2001. We may make additional acquisitions in the future.

Acquisitions place significant demands on our administrative, operational and financial personnel and systems. Managing acquired operations entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management’s attention from other business concerns, managing assets in multiple geographic regions, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following an acquisition, particularly if there is an overlap of customers served by us and the acquired operation, and these customers transition to another vendor in order to ensure a second source of supply. Furthermore, we may be required to utilize our cash reserves and/or issue new securities for future acquisitions, which could have a dilutive effect on our earnings per share.

We operate in a highly competitive industry.

The photomask industry is highly competitive, and most of our customers utilize more than one photomask supplier. Our competitors include Compugraphics, Inc., Dai Nippon Printing Co., Ltd, Hoya Corporation, Taiwan Mask Corporation, Toppan Printing Co., Ltd and Toppan Chungwha Electronics. We also compete with semiconductor manufacturers’ captive photomask manufacturing operations. We expect to face continued competition from these and other suppliers in the future. Many of our competitors have substantially greater financial, technical, sales, marketing and other resources than we do. Also, some of our competitors may be able to more rapidly develop and produce, and achieve higher manufacturing yields than us when producing smaller geometry photomasks. We believe that consistency of product quality and timeliness of delivery, as well as price, technical capability and service, are the principal factors considered by customers in selecting their photomask suppliers. Our inability to meet these requirements could adversely affect our sales. In the past, competition led to pressure to reduce prices which, we believe, contributed to the decrease in the number of independent manufacturers. This pressure to reduce prices may continue in the future. In addition, certain semiconductor manufacturers such as International Business Machines Corporation, NEC Corporation, Taiwan Semiconductor Manufacturing Company, Samsung Electronics Co., Ltd. and LG Phillips LCD Co., Ltd. possess their own captive facilities for manufacturing photomasks. Also, certain semiconductor manufacturers market their photomask manufacturing services to outside customers as well as to their internal organizations.

Our substantial international operations are subject to additional risks.

International sales, which exclude export sales, accounted for approximately 69% of our net sales for the first six months of fiscal 2005, 64% in fiscal 2004, 59% in fiscal 2003 and 50% in fiscal 2002. We believe that maintaining significant international operations requires us to have, among other things, a local presence in the markets in which we operate. This requires a significant investment of financial, management, operational and other resources. Since 1996, we have significantly expanded our operations in international markets by acquiring existing businesses in Europe, establishing manufacturing operations in Singapore and acquiring majority equity interests in photomask manufacturing operations in Korea and Taiwan. We are commencing construction of two new photomask manufacturing facilities in Asia, one in Taichung, Taiwan and one in Shanghai, China. Completion of these facilities is expected in calendar year 2006.

Operations outside the United States are subject to inherent risks, including fluctuations in exchange rates, political and economic conditions in various countries, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer accounts receivable payment cycles and potentially adverse tax consequences. These factors may have a material adverse effect on our ability to generate sales outside the United States and, consequently, on our business and results of operations.

Our operating results are influenced by the performance of Asian economies.

In fiscal 2004, we derived approximately 47% of our net sales, excluding export sales, from Asia, compared to 42% in fiscal 2003 and 33% in fiscal 2002. As we continue to expand our operations in Asia, including our planned facilities in Taiwan and China, we expect sales in Asia will continue to represent a significant portion of our overall revenue mix. As a result, our business is exposed to risks presented by Asian economies. In recent years, Asian economies have been highly volatile and recessionary, resulting in significant fluctuations in local currencies, declining asset values and other instabilities. These instabilities may continue for some time or worsen, which could have a material adverse impact on our financial position and results of operations. Asian economies may also be adversely affected by the outbreak of the bird flu and any recurring outbreak of severe acute respiratory syndrome (SARS) in the region and by other geopolitical risks.

Our business depends on management and technical personnel, who are in great demand.

Our success, in part, depends upon key managerial, engineering and technical personnel, as well as our ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon our business and results of operations. There can be no assurance that we can retain our key managerial, engineering and technical employees or that we can attract similar additional employees in the future. We believe that we provide competitive compensation and incentive packages to our employees.

We may be unable to enforce or defend our ownership and use of proprietary technology.

We believe that the success of our business depends more on our proprietary technology, information and processes and know-how than on patents or trademarks. Much of our proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. We cannot assure you that:

•	we will be able to adequately protect our technology;

•	competitors will not independently develop similar technology; or

•	foreign intellectual property laws will adequately protect our intellectual property rights.

We may become the subject of infringement claims or legal proceedings by third parties with respect to current or future products or processes. Any such claims or litigation, with or without merit, to enforce or protect our intellectual property rights or to defend our company against claimed infringement of the rights of others could result in substantial costs, diversion of resources and product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of these claims. Any of the foregoing could have a material adverse effect on our business, results of operations and financial position.

We may be unprepared for changes to environmental laws and regulations and we may have liabilities arising from environmental matters.

We are subject to numerous environmental laws and regulations that impose various environmental controls on, among other things, the discharge of pollutants into the air and water and the handling, use, storage, disposal and clean-up of solid and hazardous wastes. Changes in these laws and regulations may have a material adverse effect on our financial position and results of operations. Any failure by us to adequately comply with these laws and regulations could subject us to significant future liabilities.

In addition, these laws and regulations may impose clean-up liabilities on current and former owners and operators of real property without regard to fault and these liabilities may be joint and several with other parties. In the past, we have been involved in remediation activities relating to our properties. We believe, based upon current information, that environmental liabilities relating to these activities or other matters will not be material to our financial position or results of operations. However, there can be no assurances that we will not incur any material environmental liabilities in the future.

Our production facilities could be damaged or disrupted by a natural disaster or labor strike.

Our facilities in Taiwan are in a seismically active area. In addition, a major catastrophe such as an earthquake or other natural disaster or labor strikes or work stoppages at any of our manufacturing facilities could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in shipments of our products and the loss of sales and customers.

USE OF PROCEEDS

Except as may be described in the applicable prospectus supplement that accompanies this prospectus, we intend to use the net proceeds from the sale of securities by us under this prospectus for working capital and other general corporate purposes, which may include acquisitions and the repayment of debt.

We will determine the allocation of the net proceeds of an offering of securities to a specific purpose, if any, at the time of the offering and we will describe such allocation in the applicable prospectus supplement.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal year ended					Six months ended
	October 31, 2000	October 31, 2001	November 3, 2002	November 2, 2003	October 31, 2004	May 1, 2005
	(dollars in thousands)
Ratio of earnings to fixed charges	2.2	—	—	—	3.8	5.2
Deficiency of earnings available to cover fixed charges	—	$(3,027)	$(5,409)	$(41,153)	—	—

For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of our pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries and fixed charges less capitalized interest. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest and a portion of rent payments considered to represent interest.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. This section summarizes the general terms and provisions of the debt securities that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture, which we will enter into with a trustee. When we refer to the “applicable indenture” or “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as supplemented by the supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us.

Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. If we refer to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of debt securities. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

For the purposes of this section, Photronics, “we”, “us” and “our” refer solely to Photronics, Inc. and not to any of its subsidiaries.

General

The debt securities offered hereby will be unsecured obligations of Photronics. The debt securities will be either our senior unsecured obligations issued in one or more series and referred to herein as the “senior debt securities,” or our subordinated unsecured obligations issued in one or more series and referred to herein as the “subordinated debt securities”. The supplement to the indenture applicable to your debt securities will specify whether senior debt securities or subordinated debt securities are being offered by us, and the particular terms thereof, and the applicable prospectus supplement will describe the terms of the debt securities being offered. The senior debt securities will rank equal in right of payment to all other unsecured and unsubordinated indebtedness of Photronics. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt securities and the senior indebtedness of Photronics, as described below under “Subordination.”

You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the applicable indenture and may include the following, as applicable to the series of debt securities offered thereby:

•	the title of the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities of Photronics;

•	the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

•	whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

•	the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or how such date or dates will be determined;

•	the interest payment dates and the record dates for these interest payments;

•	whether the debt securities are redeemable at our option;

•	whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

•	the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

•	if other than U.S. dollars, the currency or currencies of the debt securities;

•	whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the denominations in which the offered debt securities will be issued;

•	any changes or additions to the provisions of the applicable indenture described under “defeasance” that will be applicable to the debt securities;

•	material federal income tax considerations that are specific to the series of debt securities offered;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	whether the applicable indenture contains any changes or additions to the events of default or covenants described in this prospectus;

•	in the case of subordinated debt securities, any terms modifying the subordination provisions;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange;

•	the place or places, if any, other than or in addition to The City of New York, for payment, transfer, conversion and/or exchange of the debt securities; and

•	any other terms specific to the series of debt securities offered.

Unless we indicate differently in the applicable prospectus supplement, the indenture pursuant to which the debt securities are issued will not contain any provisions that give you protection in the event we issue a large amount of debt, or in the event that we are acquired by another entity.

Redemption

If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•	the redemption prices (or method of calculating the same);

•	the redemption period (or method of determining the same);

•	whether such debt securities are redeemable in whole or in part at our option; and

•	any other provisions affecting the redemption of such debt securities.

Conversion and Exchange

If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•	the conversion price or exchange ratio (or the method of calculating the same);

•	the conversion or exchange period (or the method of determining the same);

•	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•	the events requiring an adjustment of the conversion price or the exchange ratio; and

•	any other provisions affecting conversion or exchange of such debt securities.

Form and Denomination of Debt Securities

Denomination of Debt Securities

Unless we indicate differently in the applicable prospectus supplement, the debt securities, if issued in registered form, will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Bearer Form

We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders of Registered Debt Securities

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the legal holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

Notwithstanding the above, when we refer to “you” or “your” in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of the debt securities offered. When we refer to “your debt securities” in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a legal holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole legal holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the legal holder of the debt securities represented by such global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “—Special Situations When a Global Security Will Be Terminated.”

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “—Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under “—Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.

Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities

We will make payments on a global security directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “—Global Securities” above.

Payments on Certificated Securities

We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

What Is an Event of Default?

Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default” with respect to the debt securities offered means any of the following:

•	We fail to pay the principal of, or premium, if any, on, the debt security on its due date, whether or not payment is prohibited by the subordination provisions of the indenture.

•	We fail to pay interest on the debt security when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions of the indenture.

•	We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date, whether or not payment is prohibited by the subordination provisions.

•	We do not perform or observe any of the covenants with respect to the debt securities for 60 days after we receive a written notice of default.

•	Certain events involving our bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable indenture, occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of, premium, if any, and accrued interest on all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met.

The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium, if any, or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee is not required to take any action under the applicable indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee fails to comply with the request within 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, or any premium or interest, on the affected series of debt securities; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee, and how to declare or rescind an acceleration of maturity on their debt securities.

With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

Merger and Sale of Assets by Photronics

The indenture provides that Photronics may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other conditions:

•	Photronics is the surviving person, or the resulting, surviving or transferee person, if other than Photronics, is organized and existing under the laws of the United States; and

•	the successor person assumes all obligations of Photronics under the debt securities and the indenture.

When such a person assumes Photronics’ obligations in such circumstances, subject to certain exceptions, Photronics shall be discharged from all obligations under the notes and the indenture.

Modification or Waiver

There are three types of changes we can make to any indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the applicable indenture, without your specific approval, we may not:

•	change the stated maturity of the principal of, premium, if any, or interest or any additional amounts on, your debt securities;

•	reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

•	reduce the amount of principal payable upon acceleration of maturity of your debt securities;

•	make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the applicable indenture;

•	change the place or currency of payment on your debt securities;

•	impair your right to sue for payment on your debt securities;

•	if your debt securities are subordinated debt securities, modify the subordination provisions in the applicable indenture in a manner that is adverse to you;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults of the applicable indenture; or

•	modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities.

Changes Not Requiring Approval

There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not materially adversely affect the holders of the outstanding debt securities of such series in any material respect.

Changes Requiring Majority Approval

Subject to the provisions of the applicable indenture, any other change to, or waiver of, any provision of an indenture and the debt securities issued pursuant thereto would require the following approval:

•	If the change materially adversely affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

•	If the change materially adversely affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities all series affected by the change, with all affected series voting together as one class for this purpose.

•	Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

In each case, the required approval must be given in writing.

Further Details Concerning Voting

When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

•	For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

•	For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the principal face amount of such security at original issuance, unless there is a formula described in the prospectus supplement relating to such debt securities.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee’s records as holders of the debt securities of the relevant series on such record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how their approval or waiver may be granted or denied if we seek their approval to change or waive the provisions of an applicable indenture or of their debt securities.

Defeasance

We may elect either:

•	to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as “covenant defeasance”); or

•	to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to convert your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as “full defeasance”).

Covenant Defeasance

In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

Subject to the provisions of the applicable indenture, to accomplish covenant defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	The covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee of such debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the applicable indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the applicable indenture, had been complied with.

If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

Full Defeasance

If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

Subject to the provisions of the applicable indenture, in order to accomplish full defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	The defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of such debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the applicable indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the applicable indenture, had been complied with.

Subordination

Payment on the debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. To the extent that we issue subordinated debt securities, such debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon (i) any acceleration of the principal due on our subordinated debt securities or (ii) payment or distribution of our assets to creditors upon dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, and interest or other amounts due on all senior indebtedness must be paid in full before the holders of our subordinated debt securities are entitled to receive any payment.

We may not make any payment on our subordinated debt securities if there has occurred (a) (i) a default in the payment of principal, premium, if any, or interest on (including a default under any repurchase or redemption obligation with respect to) any senior indebtedness beyond any applicable grace period, (ii) any other event of default with respect to any senior indebtedness, permitting the holders thereof to accelerate the maturity thereof, and such event of default has not been cured or waived or ceased to exist after written notice of such event of default had been given to us and the trustee by any holder of senior indebtedness or (b) a judicial proceeding pending with respect to any such default in payment or event of default.

In the event that, notwithstanding the foregoing, we make any payment to the trustee or any holder of our subordinated debt securities prohibited by the foregoing provisions and this fact has been made actually known, at or prior to the time of payment, to the trustee or the holder, as the case may be, such payment must be paid over forthwith to us or our trustee in bankruptcy, as the case may be.

We may resume payments and distribution on our subordinated debt securities upon the date which such default is cured or waived or ceases to exist, unless there is a judicial proceeding pending with respect to any default in payment or event of default.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of our subordinated debt securities may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The term “senior indebtedness” is defined in the indenture for the subordinated debt securities to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed: (a) our indebtedness to banks, insurance companies and other financial institutions evidenced by credit or loan agreements, notes or other written obligations, (b) all of our other indebtedness (including indebtedness of others guaranteed by us), which is (i) for money borrowed or (ii) evidenced by a note, security, debenture, bond or similar instrument, (c) our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) our obligations under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements, (e) our obligations issued or assumed as the deferred purchase price of property, (f) our obligations for the reimbursement of letters of credit to the extent such obligations are senior indebtedness under clauses (a) through (c) of this paragraph, and (g) renewals, extensions, amendments, modifications, restatements and refundings of, or any indebtedness or obligation issued in exchange for any such indebtedness or obligation described in clauses (a) through (f) of this paragraph; provided, however, that senior indebtedness does not include any such indebtedness or obligation if the terms of such indebtedness or obligation (or terms of the instrument under which, or pursuant to which, it is issued) expressly provide that such indebtedness or obligation is not senior in right of payment to the debt securities offered hereby, or expressly provide that such indebtedness or obligation is pari passu with or junior to the debt securities offered hereby. The term senior indebtedness does not include our outstanding 2 ¼% convertible subordinated notes due 2008 or our 4 ¾% convertible subordinated notes due 2006, with which the subordinated debt securities will rank pari passu.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Information Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York is the trustee under the indenture. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following are brief summaries of certain material provisions of our certificate of incorporation, as amended, and by-laws. These summaries do not purport to be complete, and are subject to and are qualified in their entirety by reference to our certificate of incorporation, as amended, and bylaws, which are filed as exhibits to our annual report on Form 10-K for the fiscal year ended October 31, 2004, which is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 2,000,000 shares of preferred stock, $.01 par value, of which no shares are issued and outstanding, and 150,000,000 shares of common stock, $.01 par value per share, of which 32,965,612 shares were issued and outstanding as of June 1, 2005.

Common Stock

The holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. At a meeting of shareholders at which a quorum is present, a majority of the voting power of the shares represented decides all questions, unless the matter is one upon which, by express provision of the certificate of incorporation, as amended, the by-laws or statute, a different vote is required. There is no cumulative voting with respect to the election of directors, which means that the holders of a majority of the shares can elect all the directors if they choose to do so, and in such event, the holders of the remaining shares would not be able to elect any directors.

The holders of common stock have no preemptive rights, nor are there any redemption rights provisions with respect to common stock. The shares offered by us, when issued and paid for, will be fully paid and nonassessable and not subject to further call or assessment by us. Any shares offered by the selling stockholder are fully paid and nonassessable and are not subject to further call or assessment by us.

The holders of common stock are entitled to such dividends, if any, as may be declared by our board of directors in its discretion out of funds legally available for that purpose, subject to the payment of dividends on preferred stock, if any, then outstanding. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the priority of preferred stock, if any, then outstanding.

At June 1, 2005, we had reserved 3,363,741 shares of common stock for issuance under our stock option plans, 2,705,051 shares of common stock issuable upon conversion of our 4 3/4% convertible subordinated notes due 2006 and 9,440,640 shares of common stock issuable upon conversion of our 2 1/4% convertible subordinated notes due 2008.

Preferred Stock

Our board of directors has the authority by resolution to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. For example, our board of directors is authorized to issue a series of preferred stock that would have the right to vote separately or with any other series of preferred stock on any proposed amendment to our certificate of incorporation, as amended, or any other proposed corporate action including business combinations and other transactions. However, our board of directors currently does not contemplate the issuance of any preferred stock.

Certain Effects of Authorized but Unissued Stock

At June 1, 2005, there were 101,524,956 shares of common stock that were available for issuance and 2,000,000 shares of unissued and undesignated preferred stock. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions.

One of the effects of the existence of unissued and unreserved common stock and undesignated preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Our board of directors can issue the preferred stock without shareholder approval, and with voting and conversion rights that could adversely affect the voting rights of the common shareholders.

Transfer Agent

The transfer agent and registrar for our common stock is Registrar & Transfer Company, Cranford, New Jersey.

Listing

Our common stock is quoted on The Nasdaq National Market under the symbol “PLAB.”

SELLING STOCKHOLDER

The following table sets forth information as of June 1, 2005, regarding the beneficial ownership of the common stock held by the selling stockholder and the maximum number of shares that may be offered under this prospectus. The table is based on information provided by or on behalf of the selling stockholder.

Since the selling stockholder may sell none, all, or a portion of the shares held pursuant to the prospectus, no meaningful estimate can be given as to the amount or percentage of shares that will be held by the selling stockholder after completion of any offering by the selling stockholder.

Name and Address	Number of Shares		Percentage of Class (1)	Maximum Number of Shares to be Sold Hereunder
Macricostas Partners, L.P. (2)	2,756,564	(3)	8.4%	500,000

(1)	Calculated based on 32,965,612 shares of common stock outstanding as of June 1, 2005.
(2)	1061 East Indiantown Road, Jupiter, Florida 33477.
(3)	The general partner of Macricostas Partners, L.P. is Macricostas Management, Inc., which is controlled by Constantine S. Macricostas. He is also a limited partner of Macricostas Partners, L.P. The amount beneficially owned includes (a) 262,696 shares of common stock owned directly by Mr. Macricostas over which he has sole voting and dispositive power, (b) 34,000 shares of common stock owned by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership, (c) 2,280,000 shares of common stock owned by the Macricostas Partners, L.P. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests, (d) 50,618 shares of common stock owned by the corporate general partner of Macricostas Partners, L.P., and (e) 129,250 shares subject to stock options exercisable by Constantine S. Macricostas as of June 1, 2005.

Mr. Macricostas is Chairman of our Board of Directors of Photronics and formerly served as our Chief Executive Officer. We are a party to a long-term service contract entered into in 2002 pursuant to which we outsource the administration of our global wide area network and related communication services to RagingWire Telecommunications, Inc. (“RagingWire”), a supplier of secure data center facilities and managed IT services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the chairman of the board of directors of RagingWire, and his son, George Macricostas, is a director and chief executive officer. The decision to pursue an outsourced solution to satisfy our network and communications needs was made by management, and we obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2004 fiscal year, we incurred expenses of $3.4 million for services provided to us by RagingWire.

We believe that the terms of the transactions described above were negotiated at arm’s-length and were no less favorable to us than we could have obtained from non-affiliated parties.

PLAN OF DISTRIBUTION

We may sell the offered securities and the selling stockholder may sell the offered common stock in one or more of the following ways:

•	to or through underwriters;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of these methods of sale.

Each prospectus supplement with respect to the offered securities will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the net proceeds to us from such sale;

•	the purchase price of the common stock and the net proceeds to the selling stockholder from such sale; and

•	any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation.

We and the selling stockholder (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of the offered securities, the underwriters or agents may receive compensation from us, the selling stockholder or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us or the selling stockholder and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers and agents may engage in transactions with, or perform services for, our affiliates or us in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular series of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

The validity of the debt securities will be passed upon for Photronics by Shearman & Sterling LLP, New York, New York, and the validity of the common stock will be passed upon for Photronics by Brenner, Saltzman & Wallman LLP, New Haven, Connecticut. Any underwriters, dealers or agents will be represented by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements and related consolidated financial schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended October 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$32,368
Printing and engraving fees	$35,000
Accountant’s fees and expenses	$100,000
Legal fees and expenses	$150,000
Trustee’s fees and expenses	$20,000
Miscellaneous expenses	$12,632

Total	$350,000

Item 15.	Indemnification of Directors and Officers

Under applicable Connecticut law, the Company shall provide for indemnification of its directors, officers, employees and agents. Applicable Connecticut law requires the Company to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and in all other cases that his conduct was at least not opposed to the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified. Finally, the Company maintains director and officer liability insurance which provides insurance for the Company’s directors and officers in connection with claims brought against them in their capacity as such with the Company.

Article Ninth of the Company’s Certificate of Incorporation limits directors’ monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Company. Article Ninth does not eliminate or limit a director’s liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate (as defined in the Connecticut General Statute) to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Company; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Company assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Ninth also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws. Moreover, Article Ninth does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

Item 16.	Exhibits

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings

a.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

d.	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on June 13, 2005.

PHOTRONICS, INC.

By:	/S/ SEAN T. SMITH
Sean T. Smith
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sean T. Smith and Edwin L. Lewis, and each and any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/S/ CONSTANTINE S. MACRICOSTAS	June 13, 2005
Constantine S. Macricostas
Chairman
Director

By:	/S/ MICHAEL J. LUTTATI	June 13, 2005
Michael J. Luttati
Chief Executive Officer
Director
(Principal Executive Officer)

By:	/S/ SEAN T. SMITH	June 13, 2005
Sean T. Smith
Senior Vice President
Chief Financial Officer and Chief Accounting Officer
(Principal Financial Officer and Principal Accounting Officer)

By:	/S/ WALTER M. FIEDEROWICZ	June 13, 2005
Walter M. Fiederowicz
Director

By:	/S/ JOSEPH A. FIORITA, JR.	June 13, 2005
Joseph A. Fiorita, Jr.
Director

By:	/S/ GEORGE C. MACRICOSTAS	June 13, 2005
George C. Macricostas
Director

By:	/S/ WILLEM D. MARIS	June 13, 2005
Willem D. Maris
Director

By:	/S/ MITCHELL G. TYSON	June 13, 2005
Mitchell G. Tyson
Director

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement for Debt Securities.*

1.2	Form of Underwriting Agreement for Shares of Common Stock.*

4.1	Form of Indenture.

4.2	Form of certificate representing Photronics, Inc. common stock (filed as an exhibit to the Company’s Registration Statement on Form S-1 (file no. 33-1694), which was declared effective by the Securities and Exchange Commission on March 10, 1987).

5.1	Opinion of Shearman & Sterling LLP.

5.2	Opinion of Brenner, Saltzman & Wallman LLP.

12	Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

23.3	Consent of Brenner, Saltzman & Wallman LLP (included in Exhibit 5.2).

24	Power of Attorney (included on signature pages).

25	Statement of Eligibility of Trustee on Form T-1.

*	To be filed by amendment or under a subsequent Current Report on Form 8-K.